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Rise Gold Grants Stock Options

October 21, 2024 - Grass Valley, California - Rise Gold Corp. (CSE: RISE, OTCQX: RYES) (the "Corporation") announces that it has granted 1,006,750 stock options to a director of the Corporation pursuant to the terms of the Company's Stock Option Plan. The stock options are exercisable at a price of US$0.11 (C$0.155) per share until October 21, 2029.

About Rise Gold Corp.

Rise Gold is an exploration-stage mining company incorporated in Nevada, USA. The Company's principal asset is the historic past-producing Idaho-Maryland Gold Mine located in Nevada County, California, USA.

On behalf of the Board of Directors:

Joseph Mullin

President & CEO

Rise Gold Corp.

For further information, please contact:

RISE GOLD CORP.

345 Crown Point Circle, Suite 600

Grass Valley, CA, USA 95945

T: 530.433.0188

info@risegoldcorp.com

www.risegoldcorp.com

The CSE has not reviewed, approved or disapproved the contents of this news release.